Exhibit 99.1

Dollar Tree Announces Plans for New Distribution Center in Rosenberg, Texas
~ Investment of Approximately $130 Million ~
~ Will Create More Than 300 Jobs in the Region ~

CHESAPEAKE, Va. - February 6, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced tentative plans for a new distribution center project in Rosenberg, Fort Bend County, Texas. The Company plans to invest approximately $130 million, while creating more than 300 new jobs for the Rosenberg and surrounding communities.

The Company’s final decision to establish a new distribution facility in Rosenberg is predicated on the formal approvals of the mutually agreed upon packages with the City Council, the Rosenberg Development Corporation, and the Fort Bend County Commissioners Court. Also required are the annexation of the 140-acre site and the creation of the Reinvestment Zones, by the City and County, as well as the successful closing on the purchase of the site.

“Dollar Tree is a large and growing organization,” said Gary Philbin, Dollar Tree’s President and Chief Executive Officer. “We currently operate more than 1,600 Dollar Tree and Family Dollar stores in the state of Texas and we are excited about our new distribution center project in Fort Bend County. We expect this new, state-of-the-art facility will enhance our supply chain efficiencies and provide convenient access to our network of stores through reduced stem miles, all while creating hundreds of new jobs.”

“Rosenberg has positive momentum and we’re seeing numerous businesses investing in the City which creates more jobs and revenue,” Rosenberg Development Corporation Executive Director Bret Gardella said. “When you have a company like Dollar Tree seeing the opportunity that we offer, it just adds to our strengths and builds on our assets.”

“Dollar Tree is a phenomenal company and we are thrilled to welcome them to Rosenberg,” said Rosenberg City Manager John Maresh. “This was a project that required coordination at all levels and the joint efforts of the City, Rosenberg Development Corporation and County was excellent. It is great to see yet another company take advantage of Rosenberg’s distribution and logistics strengths.”

Dollar Tree will invest in the construction of the new 1.2 million-square-feet distribution facility that will provide service directly to Dollar Tree and Family Dollar stores. Construction is planned to commence in the April to May 2019 period, with the facility expected to be operational by summer 2020.

The new distribution facility will be located on Spur 10 near Klosterhoff Road.

About Dollar Tree, Inc.

Headquartered in Chesapeake, Virginia, Dollar Tree is the largest and most successful single-price-point retailer in North America. Dollar Tree was ranked No. 134 on the 2018 Fortune 500 ranking of largest companies. As of November 3, 2018, the Company operated 15,187 retail stores across 48 states and five Canadian provinces, along with a network of 23 U.S. distribution centers. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding planned costs, efficiencies and reduced network stem miles, and the dates that construction will begin and the facility will be in operation. Our statements are subject to risks and uncertainties.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K/A filed March 26, 2018, and other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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